POSITIVE PHASE 2 TRIAL RESULTS FROM NEUROENDOCRINE TUMOR
COHORT PRESENTED AT CIRSE

Chemosaturation Demonstrates Clinically Meaningful Tumor Response with
Unresectable Neuroendocrine Tumors in the Liver

NEW YORK and MUNICH, GERMANY, September 12, 2011 – Delcath Systems, Inc. (NASDAQ: DCTH) announced that updated results from the metastatic neuroendocrine tumor (mNET) cohort of the Company’s recently completed Phase 2 clinical trial were presented at the Cardiovascular and Interventional Radiological Society of Europe (CIRSE) congress held this week in Munich, Germany. James F. Pingpank, MD, FACS, Associate Professor of Surgery at the University of Pittsburgh School of Medicine and a Principal Investigator of the Phase 2 trial, presented the late-breaking abstract on September 12, 2011 at 4:45pm during an Oncologic Intervention oral abstract session.

In the Phase 2 trial’s mNET cohort, 24 patients with unresectable mNET in the liver underwent an average of 3 chemosaturation procedures with concentrated melphalan and subsequent extra-corporeal venous hemofiltration. The primary endpoint of overall hepatic response rate (ORR) among the 20 evaluable patients was 70%, including one patient who presented with a confirmed complete response (CR) and 13 with confirmed partial responses (PR). Four patients had stable disease (SD) and 2 progressed at their first evaluation, giving a tumor growth control rate of 90%. As for secondary endpoints, the median overall survival in all 24 patients (on an intent to treat or ITT basis) was reported as 30.4. months. The safety profile of the chemosaturation system was consistent with that previously reported for the Company's Phase 3 melanoma trial.

“Currently available treatment options for patients with unresectable neuroendocrine liver metastases have response rates around 5%. The anti-tumor activity and duration of response seen in the mNET arm of this Phase 2 study is very positive, and suggest a potential role for chemosaturation in this difficult to treat population” said Eamonn P. Hobbs, President & CEO of Delcath. “More importantly, we believe these results provide a strong signal of efficacy in liver metastases other than melanoma, and support our belief that chemosaturation will eventually play a broad role in disease control in the liver.”

The Phase 2 study was conducted at the National Cancer Institute (NCI) in the U.S., and included four cohorts enrolling patients with hepatobiliary cancers, as well as metastatic cancers of neuroendocrine, ocular or cutaneous melanoma, and colorectal (adenocarcinoma) origins. The primary objectives were to determine the response rate and duration of response to intrahepatic infusion of melphalan with subsequent venous hemofiltration. Secondary objective measures included hepatic PFS, overall survival, safety and tolerability.  Top-line results from the trial’s hepatobiliary cohort were announced August 22, 2011; and from the metastatic colorectal cohort on September 1, 2011.

About mNET

Neuroendocrine tumors (NETs) are a group of malignant tumors that originate from intersections of the nervous system and endocrine (glandular) system throughout the body and are found in various locations, such as the pancreas, thyroid, lungs, gastrointestinal tract and biliary system. Nearly 9,000 patients in Europe have neuroendocrine tumors metastases in the liver, which is the most common site for neuroendocrine tumors to metastasize. Surgery is an accepted treatment for mNETs, but the type and extent of surgery for liver metastasis is contingent upon tumor size, disease progression, site of origin and other factors including the age and heath of the patient. Recent published data from the control arms of randomized controlled trials in pancreatic NET show that progression-free survival is of the order of 6 months without treatment.

About the Hepatic CHEMOSAT® Delivery System
CHEMOSAT allows the administration of concentrated regional chemotherapy by isolating the circulatory system of the liver using specially-designed catheters that are inserted in the groin and sit in the hepatic artery and inferior vena cava.  Once the liver is isolated, the chemosaturation system delivers high-concentration chemotherapy, such as melphalan hydrochloride, directly to the liver. To limit systemic exposure and the related side effects, blood from the liver is redirected through an isolation-aspiration catheter to extracorporeal filters, which reduce the concentration of chemotherapeutic agent in the blood before it is returned to the patient. The procedure is minimally invasive and repeatable allowing for multiple courses of treatment.

About Delcath Systems
Delcath Systems, Inc. is a development stage specialty pharmaceutical and medical device company focused on oncology. Delcath's proprietary system for chemosaturation is designed to administer high dose chemotherapy and other therapeutic agents to diseased organs or regions of the body, while controlling the systemic exposure of those agents. The Company's initial focus is on the treatment of primary and metastatic liver cancers. In 2010, Delcath concluded a Phase III metastatic melanoma study, and the Company recently completed a multi-arm Phase II trial to treat other liver cancers. The Company obtained authorization to affix a CE Mark for the Hepatic CHEMOSAT delivery system in April 2011. The Company has not yet received FDA approval for commercial sale of its system in the United States. For more information, please visit the Company's website at http://www.delcath.com.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to the time required to build inventory and establish commercial operations in Europe, adoption, use and resulting sales, if any, for the Hepatic CHEMOSAT delivery system in the EEA, our ability to successfully commercialize the chemosaturation system and the potential of the chemosaturation system as a treatment for patients with terminal metastatic disease in the liver including mNET, acceptability of the Phase III clinical trial data by the FDA, our ability to address the issues raised in the Refusal to File letter received from the FDA and the timing of our re-submission of our NDA, re-submission and acceptance of the Company's NDA by the FDA, approval of the Company's NDA for the treatment of metastatic melanoma to the liver, adoption, use and resulting sales, if any, in the United States, approval of the current or future chemosaturation system for other indications, actions by the FDA or other foreign regulatory agencies, our ability to obtain reimbursement for the CHEMOSAT system, our ability to successfully enter into distribution and strategic partnership agreements in foreign markets and the corresponding revenue associated with such foreign markets, uncertainties relating to the results of research and development projects and future clinical trials, and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

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